Exhibit No. 99

Rayonier Pays Off $78 Million 10-Year Notes

JACKSONVILLE, FL, OCTOBER 15, 2002 – Rayonier (NYSE: RYN) announced today that it had paid off the remaining $78 million of outstanding 7.5% notes due in 2002. The company originally issued $110 million in notes in 1992 to partially finance a $200 million New Zealand timberland acquisition. To pay off the notes, Rayonier utilized $63 million in available cash and $15 million from its credit line which the company expects to repay by year-end. Rayonier’s debt is now $690 million, down $446 million from $1,136 million reached at year-end 1999 following a major timberland acquisition in the Southeast U.S.

Rayonier is the world’s premier supplier of high performance specialty cellulose fibers and has 2.2 million acres of timberland in the U.S. and New Zealand. Approximately half of Rayonier’s sales are outside the U.S. to customers in nearly 60 countries.

Comments about the expected timing of repayment of borrowings used to partially fund pay off of the notes are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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